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                                                                EXHIBIT (P)(38)

3 CODE OF ETHICS AND CONDUCT

As an investment adviser, the Adviser is a fiduciary. It owes its clients/investors the highest duty of loyalty and relies on each employee to avoid conduct that is or may be inconsistent with that duty. It is also important for employees to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a client/investor's trust, may have the appearance of impropriety. Because the Adviser may serve as general partner, investment manager and/or investment adviser to a number of investment partnerships, investment funds and other types of separate accounts (collectively throughout "clients/investors") the Adviser has adopted a code of ethics setting forth policies and procedures, including the imposition of restrictions on itself and employees, to the extent reasonably necessary to prevent certain violations of applicable law. This Code of Ethics and Conduct (the "Code") is intended to set forth those policies and procedures and to state the Adviser's broader policies regarding its duty of loyalty to clients/investors.

3.1 GENERAL

Rule 204A-1 requires Advisers to establish, maintain and enforce a written code of ethics.

3.1.1 BASIC PRINCIPLES

This Code is based on a few basic principles that should pervade all investment related activities of all employees, personal as well as professional: (1) the interests of the Adviser's clients/investors come before the Adviser's or any employee's interests; (2) each employee's professional activities and personal investment activities must be consistent with this Code and avoid any actual or potential conflict between the interests of clients/investors and those of the Adviser or the employee; and (3) those activities must be conducted in a way that avoids any abuse of an employee's position of trust with and responsibility to the Adviser and its clients/investors, including taking inappropriate advantage of that position.

The Employee understands and agrees that any and all activities of the Employee during the term of this Agreement shall in all respects comply with applicable federal and state securities laws, and other laws, rules and regulations, any applicable laws of foreign jurisdictions, and the firm policies and procedures that have been adopted (or that may in the future be adopted) by the Employer (the "Firm Policies"), as each may be amended from time to time, including without limitation those prohibiting insider trading and front running of client/investor accounts.

3.1.2 CHIEF COMPLIANCE OFFICER

Many of the specific procedures, standards, and restrictions described in this Code involve consultation with the Chief Compliance Officer ("CCO"). The CCO will be designated by a senior principal of the Adviser.

3.1.3 SECURITY

For purposes of this Code, the term "security" includes not only stocks, but also options, rights, warrants, futures contracts, convertible securities or other securities that are related to securities in which the Adviser's clients/investors may invest or as to which the Adviser may make recommendations (sometimes also referred to as "related securities").

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3.1.4 COVERED ACCOUNTS

Many of the procedures, standards and restrictions in this Code govern activities in "Covered Accounts." Covered Accounts consist of:

    1. Securities accounts of which the Adviser is a beneficial owner, provided that (except where the CCO otherwise specifies) investment partnerships or other funds of which the Adviser or any affiliated entity is the general partner, investment adviser or investment manager or from which the Adviser or such affiliated entity receives fees based on capital gains are generally not considered Covered Accounts, despite the fact that the Adviser or employees may be considered to have an indirect beneficial ownership interest in them

    2. Each securities account registered in an employee's name and each account or transaction in which an employee has any direct or indirect "beneficial ownership interest" (other than accounts of investment limited partnerships or other investment funds not specifically identified by the CCO as "Covered Accounts")

3.1.5 BENEFICIAL OWNERSHIP

The concept of "beneficial ownership" of securities is broad. It includes not only securities a person owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by his or her spouse, minor children and relatives who live full time in his or her home, and
(ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains benefits substantially equivalent to ownership.

NOTE: This broad definition of "beneficial ownership" does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. An employee may declare that the reporting or recording of any securities transaction should not be construed as an admission that he or she has any direct or indirect beneficial ownership in the security for other purposes.

3.1.6 PERSONAL ACCOUNT TRADING AND INVESTMENT POLICY

It is the Adviser's policy to impose specific requirements related to each covered person's personal trading and investment activity.

The Adviser's policy is to consider the effects of various types of trading, including short term trading and trading in new issues as a potential conflict of interest. Similarly, the Adviser may impose specific requirements related to investments in private placements.

Approval may be refused for any proposed trade by an employee that:

    1. Involves a security that is being or has been purchased or sold by the Adviser on behalf of any client/investor account or is being considered for purchase or sale

    2. Is otherwise prohibited under any internal policies of the Adviser (such as the Adviser's Policy and Procedures to Detect and Prevent Insider Trading)

    3. Breaches the employee's fiduciary duty to any client/investor

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    4. Is otherwise inconsistent with applicable law, including the Advisers
       Act and the Employee Retirement Income Security Act of 1974, as amended

    5. Creates an appearance of impropriety

The Procedures section shall address the Adviser's specific procedures for these types of investments and trading.

3.1.7 SERVICE AS A DIRECTOR

No employee may serve as a director of a publicly-held company without prior approval by the CCO (or a senior principal, if the CCO is the proposed board member) based upon a determination that service as a director would not be adverse to the interests of any client/investor. In the limited instances in which such service is authorized, employees serving as directors will be isolated from other employees who are involved in making decisions as to the securities of that company through procedures determined by the CCO to be appropriate in the circumstances. These practices may also constitute illegal "insider trading." Some of the specific trading rules described below are also intended, in part, to prevent front running and scalping. If an account is managed by an investment adviser, other than the Adviser, to which full investment discretion has been granted, these rules will not apply for so long as the employee(s) who has (have) a beneficial ownership interest in the account do not have or exercise any discretion. Such accounts will remain subject to the reporting requirements set forth in the next section of this Code.

3.1.8 GIFTS

The receipt or giving of any gift of more than nominal value ($100/year) from any person or entity that does business with or on behalf of any client/investor is prohibited, except as otherwise permitted by the CCO.

3.1.9 DUTIES OF CONFIDENTIALITY

All information relating to clients/investors' portfolios and activities and to proposed recommendations is strictly confidential. Consideration of a particular purchase or sale for a client/investor account may not be disclosed, except to authorized persons.

3.1.10 GENERAL ETHICAL CONDUCT:

The following are potentially compromising situations that must be avoided:

    . Causing the Adviser, acting as principal for its own account or for any account in which the Adviser or any person associated with the Adviser (within the meaning of the Investment Advisers Act) to sell any security to or purchase any security from a client/investor in violation of any applicable law, rule or regulation of a governmental agency

    . Communicating any information regarding the Adviser, the Adviser's investment products or any client/investor to prospective clients/investors, journalists, or regulatory authorities that is not accurate, untrue or omitting to state a material fact necessary in order to make the statements the Adviser has made to such person

    . Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client/investor or prospective client/investor

    . Engaging in any conduct that is not in the best interest of the Adviser or might appear to be improper

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    .  Engaging in any financial transaction with any of the Adviser's vendors, clients/investors or employees, including but not limited to: providing any rebate, directly or indirectly, to any person or entity that has received compensation from the Adviser; accepting, directly or indirectly, from any person or entity, other than the Adviser, compensation of any nature such as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Adviser; beneficially owning any security of, or have, directly or indirectly, any financial interest in, any other organization engaged in securities, financial or related business, except for beneficial ownership of not more than one percent (1%) of the outstanding securities of any business that is publicly owned

    .  Engaging in any form of harassment

    . Improperly using or authorizing the use of any inventions, programs, technology or knowledge that are the proprietary information of the Adviser

    . Investing or holding outside interest or directorship in clients/investors, vendors, customers or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Adviser. In the limited instances in which service as a director is authorized by the Adviser, employees serving as directors will be isolated from other employees who are involved in making decisions as to the securities of that company through procedures determined by the Adviser to be appropriate according to the circumstances

    . Making any unlawful agreement with vendors, existing or potential investment targets or other organizations.

    . Making any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements the Adviser has made to such person materially complete

    . Participation in civic or professional organizations that might involve divulging confidential information of the company.

    . Unlawfully discussing trading practices, pricing, clients/investors, research, strategies, processes or markets with competing companies or their employees

    . Using any device, scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client/investor or prospective client/investor or any party to any securities transaction in which the Adviser or any of its clients/investors is a participant

3.1.11 MISAPPROPRIATION OF CUSTOMER FUNDS

Misappropriation, stealing, or conversion of customer funds is prohibited and constitutes serious fraudulent and criminal acts. Examples of such acts include
(1) unauthorized wire or other transfers in and out of customer accounts;
(2) borrowing customer funds; (3) converting customer checks that are intended to be added or debited to existing accounts; and (4) taking liquidation values of securities belonging to customers.

3.2 INSIDER TRADING

The Adviser has adopted the following policies and procedures to detect and prevent the misuse of material, nonpublic information by employees of the Adviser.

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3.2.1 POLICY STATEMENT ON INSIDER TRADING

The Adviser forbids any officer, director or employee from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." The Adviser's policy applies to every officer, director and employee and extends to activities within and outside their duties at the Adviser. Each officer, director and employee must read this policy statement and acknowledge his or her understanding of it. Any questions regarding the Adviser's policy and procedures should be referred to the CCO.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits the following:

    . Trading by an insider while in possession of material nonpublic information

    . Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated

    . Communicating material nonpublic information to others in violation of one's duty to keep such information confidential

3.2.2 WHO IS AN INSIDER?

The concept of an "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include certain "outsiders" such as, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. According to the United States Supreme Court, before such an "outsider" may be considered a "temporary insider", the company's relationship with the outsider must be such that the company reasonably expects him or her to keep the disclosed nonpublic information confidential.

3.2.3 WHAT IS MATERIAL INFORMATION?

While covered persons are prohibited from trading on inside information, trading on inside information is not a basis for liability unless the information is "material." Information generally is material if there is a substantial likelihood that a reasonable client/investor would consider it important in making his or her investment decisions, or if public dissemination of the information is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be presumed to be material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; commencement of or developments in major litigation; liquidation problems; and extraordinary management developments.

Questions one might ask in determining whether information is material include:

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    .  Is this information that a client/investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

    . Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in a recognized national distribution agency or publication such as Reuters, The Wall Street Journal or other such widely circulated publications?

Caution must be exercised however, because material information does not necessarily have to relate to a company's business. The Supreme Court of the United States has broadly interpreted materiality in some cases, and has asserted criminal liability associated with inappropriate disclosures.

3.2.4 WHAT IS NONPUBLIC INFORMATION?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

3.2.5 TYPES OF LIABILITY

Actions by the US courts, including the Supreme Court have resulted in findings that assert liability to fiduciaries in the context of trading on material nonpublic information. In some cases it has been found that a non-insider can enter into a confidential relationship with the company through which they gain information or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders. This is a circumstance into which an associate of the Adviser may fall.

In the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. It is important to note that the benefit does not have to be monetary; it can be a gift, and can even be a 'reputational' benefit that will translate into future earnings. Another basis for insider trading liability is the "misappropriation" theory, where trading occurs on material nonpublic information that was stolen or misappropriated from any other person. This theory can be used to apply liability to individuals not previously thought to be encompassed under the fiduciary duty theory.

3.3 PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in the trading (or tipping) and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

    .  Civil injunctions

    . Damages in a civil suit as much as three times the amount of actual damages suffered by other buyers or sellers

    .  Disgorgement of profits

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    .  Jail sentences

    . Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

    . Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided

    .  Prohibition from employment in the securities industry

In addition, any violation of this policy statement can be expected to result in serious disciplinary measures by the Adviser, including dismissal of the persons involved.

3.4 PROCEDURES FOR COMPLIANCE WITH CODE OF ETHICS

The CCO shall determine which employees are covered by the Adviser's Code of Ethics.

The CCO shall assume responsibility for maintaining, in an accessible place, the following materials:

    1. Copy of this Code of Ethics

    2. Record of any violation of these procedures for the most recent five years, and a detailed synopsis of the actions taken in response

    3. Copy of each transaction report submitted by each officer, director and employee of the Adviser for the most recent five years

    4. List of all persons who are or have been required to file transaction reports.

In an effort to prevent insider trading, through his/her own efforts or as delegated to qualified covered persons under his/her supervision, the CCO will do the following:

    1. Answer questions and document responses regarding the Adviser's policy and procedures

    2. Provide, on a regular basis (no less than annually), an educational session to familiarize covered persons with the Adviser's policy and procedures

    3. Require each employee to acknowledge his or her receipt and compliance with this policy and procedures regarding insider trading on an annual basis, and retain acknowledgements among the Adviser's central compliance records

    4. Resolve issues of whether information received by an employee of the Adviser is material and nonpublic and document findings

    5. Review on a regular basis and update as necessary the Adviser's policy and procedures and document any resulting amendments or revisions

    6. When it is determined that an employee of the Adviser has material nonpublic information, implement measures to prevent dissemination of such information and if necessary, restrict covered persons from trading in the securities

In an effort to detect insider trading, through his/her own efforts or as delegated to qualified covered persons under his/her supervision, the CCO will perform the following actions:

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    1. Review the trading activity reports filed by each officer, director, and employee of the Adviser, documenting findings by initialing and dating the forms or reports reviewed

    2. Review the duplicate confirmations and statements and related documentation of personal and related accounts maintained by officers, directors and covered persons versus the activity in the fund(s) advised by the Adviser

    3. Require officers, directors and covered persons to submit periodic reports of personal trading activity, and to attest to the completeness of each individual's disclosure of outside accounts at the time of hiring and at least annually thereafter

To determine whether the Adviser's covered persons have complied with the rules described above (and to detect possible insider trading), the CCO will have access to and will review transactions effected in Covered Accounts within 30 days after the end of each month, and will review duplicate trade confirmations provided pursuant to those rules within 10 days after their receipt. The CCO will compare transactions in Covered Accounts with transactions in client accounts for transactions or trading patterns that suggest violations of this Policy or potential front running, scalping, or other practices that constitute or could appear to involve abuses of covered persons' positions. Annually each covered person must certify that he or she has read and understands this Code, that he or she recognizes that this Code applies to him or her, and that he or she has complied with all of the rules and requirements of this Code that apply to him or her. The CCO is charged with responsibility for collection, review, and retention of the certifications submitted by covered persons.

Although covered persons are not prohibited under this policy from trading securities for their own accounts at the same time that they are involved in trading on behalf of the Adviser, they must do so only in full compliance with this Policy and their fiduciary obligations. At all times, the interests of the Adviser's clients will prevail over the covered person's interest. No trades or trading strategies used by a covered person may conflict with the Adviser's strategies or the markets in which the Adviser is trading. The Adviser's covered persons may not use the Adviser's proprietary trading strategies to develop or implement new strategies that may otherwise disadvantage the Adviser or its clients. Personal account trading must be done on the covered person's own without placing undue burden on the Adviser's time. No transactions should be undertaken that are beyond the financial resources of the covered person.

No Covered person may purchase or sell any non-exempt security for any Covered Account without first obtaining prior approval from the CCO (in the case of the CCO's own personal request to purchase or sell a non-exempt security, the Portfolio Manager shall render prior approval). For purposes of this Policy, the term "exempt securities" means securities that are direct obligations of the Government of the United States, money market instruments (bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments), money market funds, mutual funds (unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund), unit investment trusts invested exclusively in open-ended mutual funds (unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for any of the funds), and securities traded in accounts over which an employee does not exercise any investment discretion. It is the covered person's obligation to ensure that pre-clearance requests are provided to the CCO. The CCO may take any and all steps it deems appropriate in rendering or denying approval for the proposed trade. In the event that the CCO is not accessible, all pre-clearance requests will be forwarded directly to the Chief Operating Officer. NO action may be taken until approval is attained. Pre-clearance authorization for a transaction is only valid for the day on which the approval is granted. If the transaction is not completed that day, the covered person must have the proposed transaction approved again. This requirement applies to transactions involving open market orders and limit or other types of orders.

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No employee may purchase and subsequently sell a security within any thirty
(30) day period, unless such transaction is approved in writing by the CCO. Each determination will be made on a case by case basis. The CCO shall have the sole authority to grant or withhold permission to execute the trade.

No employee may purchase new publicly offered issues of any securities ("New Issue Securities") for any Covered Account in the public offering of those securities without the prior written consent of the CCO.

Each covered person must, at the onset of employment and immediately following subsequent events involving the acquisition of securities (marriage, inheritance, etc.), disclose to the CCO the identities, amounts, and locations of all securities he/she owns. On an annual basis, each employee will be required to confirm the location of all Covered Accounts. In all cases, duplicate statements and trade confirmations must be sent directly to the CCO from the custodian. All statements of holdings, duplicate trade confirmations, duplicate account statements, and monthly and quarterly reports will generally be held in confidence by the CCO. However, the CCO may provide access to any of those materials to other members of the Adviser's management in order to resolve questions regarding compliance with this Policy and regarding potential purchases or sales for client accounts, and the Adviser may provide regulatory authorities with access to those materials where required to do so under applicable laws, regulations, or orders of such authorities.

To prevent the misappropriation, stealing or conversion of customer funds, the Adviser will implement one or more of the following procedures:

.. Verify changes of address with the customer by requesting such changes in writing from the customer or by verifying the change through a telephone call or email to the customer.

.. Require supervisory review of changes of address or customer account information to ensure that employees do not independently change customers' addresses and account information.

.. Ensure associated persons do not have the ability to alter account statements on-line.

..  Closely analyze customers' use of any address other than their home address.
   Use of P.O. boxes, "in care of" addresses, and other than home addresses are prohibited, or verified by telephone and in writing directly with the customer by a supervisor or firm compliance employee. Duplicate confirmations and account statements are sent to the customer's home address, whenever possible.

.. All transfers, withdrawals, or wires from the customer's account require the customer's written authorization and must receive supervisory approval.

.. Periodically and systematically review (through the use of exception reports or other means) for indications of problems, such as: (1) number of customers with non-home mailing addresses; (2) any customer account that shows the same address as an associated person; (3) multiple changes of address by a customer or among customers of an associated person; (4) use of the same address for multiple customers; and (5) correspondence returned as undeliverable by the post office. The CCO or designee will contact the associated person and/or the customer directly to follow up on and investigate unusual activity.

.. If possible, provide customers with access to their account statements on a secure firm website so that customers can easily verify activity in their accounts.

.. The use of personal electronic devices (personal computers, blackberries) to conduct firm business is prohibited unless the use of personal electronic devices is pre-approved and the devices can be linked with the firm's system to allow for supervisory review.

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    .  Require each associated person who has knowledge of misappropriation, stealing or conversion of customer funds to promptly report the situation to the CCO.

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